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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
PLATINUM technology, inc.:

     We consent to the use of our reports dated February 9, 1998 (except for Note 18, which is as of March 14, 1998), relating to the consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related financial statement schedule, included in this registration statement on Form S-1 and to the reference to our firm under the heading "Experts."


                                       /s/ KPMG Peat Marwick LLP

Chicago, Illinois
May 7, 1998